                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

     This Employment Agreement (the "AGREEMENT") is made as of October 3, 1997 (the "COMMENCEMENT DATE"), by and between Assisted Living Concepts, Inc., a corporation organized under the laws of the state of Nevada ("ALC" or the "COMPANY") and William McBride III ("EXECUTIVE").

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      1.   Appointment, Title and Duties.
           -----------------------------

          (a) ALC hereby employs Executive to serve as its Chief Executive Officer of ALC. In such capacity, Executive shall report to the Board of Directors of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to the Chief Executive Officer of a publicly held corporation in a business such as that conducted by Company.

          (b) Executive shall serve as the Chairman of the Board of Assisted Living Concepts Services, Inc. ("ALCS"), a wholly-owned subsidiary of ALC.

          (c) Executive's duties may require him to travel. When Executive is not travelling on behalf of ALC, or as otherwise provided under this Agreement, Executive may exercise his discretion whether to perform his duties in an office provided him by Company at its corporate headquarters, which as of the date hereof, is in Portland, Oregon, or in California.

      2.   Term of Agreement.
           -----------------

          (a) The initial term of this Agreement shall be for a four (4) year period from and after the Commencement Date, unless terminated earlier by (i) termination for Cause; (ii) the voluntary resignation of Executive for Good Reason; (iii) the expiration of six (6) months from and after the date Executive provides written notice of termination to Company; or (iv) Executive's death or Permanent Disability (defined in SECTION 5(a) below).

          (b) If this Agreement has not terminated as of the date of the expiration of the initial term, this Agreement shall be automatically extended on a continuous basis daily from and after that date, until the occurrence of one of the following events of termination: (i) termination for Cause; (ii) voluntary resignation of Executive for Good Reason; (iii) Executive's death or Permanent Disability; (iv) the expiration of six (6) months from and after the date Executive provides written notice of intent not to renew this Agreement to Company; or (v) the expiration of four (4) years from and after the date Company provides written notice of intent not to renew this Agreement to Executive.

          (c) A termination hereunder shall constitute a termination of employment with any wholly owned subsidiary or other affiliate of Company.

      3.  Acceptance of Position.  Executive accepts the position set forth
          ----------------------
in SECTION 1 above and agrees that during the term of this Agreement, Executive will faithfully perform Executive's duties and, except as expressly approved by the Board of Directors of ALC and except as set forth herein, will devote substantially all of Executive's business time to the business and affairs of ALC, and will not engage, for Executive's own account or for the account of any other person or entity, in a business which competes with ALC. During the term of this Agreement, Executive shall not directly own, or own as part of a consortium, more than five percent (5%) of a publicly held corporation which conducts the same business as does ALC or its affiliates. It is acknowledged and agreed that Executive may, from time to time during the term of this Agreement, serve as a member of the Board of Directors of other companies, in which event the Board of Directors of ALC must expressly approve such service. As of the date hereof, the Board of ALC approves of Executive serving on the Board of Directors of MALAN. In addition, as of the date hereof, the Board of ALC approves of Executive serving as an officer of Home and Community Care, Inc. until it is merged into ALC or until November 30, 1997, whichever occurs earlier.

      4.   Salary and Benefits.  During the term of this Agreement:
           -------------------

          (a) ALC shall pay to Executive a base salary in an annual amount of not less than Two Hundred Sixty-five Thousand Dollars ($265,000) per annum, paid in approximately equal installments at intervals in accordance with the then prevailing policy of the Company with respect to its senior executives generally, but in no event, less frequently than monthly. ALC agrees to consider from time to time increases in such base salary in the discretion of the Board of Directors. Any increase, once granted by the Board of Directors, shall be deemed to automatically amend this Agreement to provide that thereafter Executive's base salary shall not be less than the annual amount to which the base salary has been increased.

          (b) Concurrently herewith ALC and Executive shall execute and deliver a Restricted Stock Agreement for Employees in substantially the same form as that attached hereto as EXHIBIT "A," pursuant to which Executive shall be issued 200,000 shares of restricted common stock of ALC pursuant to the Amended and Restated 1994 Stock Option Plan (the "PLAN"). The Restricted Stock Agreement provides that the restrictions on the stock shall be lifted to the extent of 25% of the stock per year commencing on the fourth anniversary date from the Effective Date hereof, subject to earlier acceleration as provided in the Restricted Stock Agreement.

          (c) Executive shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which ALC makes available to any of its senior executives, and shall be eligible for bonuses in the discretion (as to bonuses) of the Board of Directors.

          (d) Executive shall be entitled to vacation time of not less than four
(4) weeks per year, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to, and non-objection by, the Compensation Committee of the Board of Directors or, if there is no Compensation Committee, the Board of Directors.

      5.  Certain Terms Defined.  For purposes of this Agreement:
          ---------------------

          (a) Executive shall be deemed to be "PERMANENTLY DISABLED" if a physical or mental condition occurs and persists which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform Executive's duties hereunder for a period of ninety (90) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional ninety (90) day period, rendering the Executive unable to return to Executive's duties.

          (b) A termination of Executive's employment by ALC shall be deemed for "CAUSE" if, and only if, seventy-five percent (75%) of the Board of Directors entitled to vote, at a meeting in which a quorum is present at the time of the vote, vote for such termination and the termination is based upon one or more of the following: (i) conviction of a felony; (ii) material disloyalty to the Company such as embezzlement, misappropriation of corporate assets or, except as provided in SECTION 3 of this Agreement, breach of Executive's agreement not to engage in business for another enterprise of the type engaged in by the Company or not to purchase more than five percent (5%) of stock in a publicly held corporation which conducts the same business as does ALC or its affiliates; or (iii) the engaging in immoral, unethical or illegal behavior which is of public nature, brings ALC into disrepute, and results in material damage to the Company. The Company shall have the right to suspend Executive, with pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried. Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred.

          (c) A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with "GOOD REASON" if it is based upon one or more of the following: (i) a material diminution in Executive's title, duties or salary; (ii) a reduction in benefits which is not part of an across-the-board reduction in benefits of all senior executive personnel; or (iii) a direction by the Board of Directors that Executive report to any person or group other than the Board of Directors. It shall also constitute Good Reason for Executive to resign Executive's employment if the shareholders of ALC shall fail to elect or re-elect Executive to the Board of Directors of ALC, unless Executive declines to be elected to such Board of Directors, or if the directors fail to elect Executive to serve as Chief Executive Officer of ALC and/or Chairman of the Board, unless Executive declines to be elected such.
Executive's statement that a resignation was based upon one of the events stated in this SECTION 5(c) shall be conclusive and binding for purposes of this Agreement, if the resignation occurs within three (3) months following the event.

          (d) "AFFILIATE" means any corporation affiliated with any Person whose actions result in a Change in Control (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE").

           (e) "BASE SALARY" means, as of any date of termination of employment, the highest annual base salary of Executive in any of the last five fiscal years preceding such date of termination of employment.

           (f) "BENEFICIAL OWNER" shall have the meaning given to such term in Rule 13d-3 under Exchange Act (defined in SUBSECTION (i) below);

           (g)  A "CHANGE IN CONTROL" occurs if:

                (i) any Person (other than Executive) or that Person's Affiliate is or becomes the Beneficial Owner, directly or indirectly, of securities of ALC representing 30% of more of the combined voting power of ALC's then outstanding securities; or

                (ii) the stockholders of ALC approve a merger or consolidation of ALC with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of ALC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of ALC or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of ALC (or similar transaction) in which no Person acquires more than 30% of the combined voting power of ALC's then outstanding securities shall not constitute a Change in Control; or

                (iii) the stockholders of ALC approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of ALC's assets; or

                (iv) a majority of the members of the Board of Directors of ALC cease to be Continuing Directors.

           (h) "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of ALC who (i) was a member of such Board of Directors on the date of the Agreement or (ii) was nominated for election or elected to such Board of Directors who were members of such Board at the time of such nomination or election.

           (i) "PERSON" is given the meaning as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); provided, however, that unless this Agreement provides to the contrary, the term shall not include ALC, any trustee or other fiduciary holding securities under an employee benefit plan of ALC, or any corporation owned, directly or indirectly, by the stockholders of ALC in substantially the same proportions as their ownership of stock of ALC.

      6.   Certain Benefits Upon Termination.
           ---------------------------------

           (a) If Executive's employment by ALC terminates for any reason (including by reason of death or Permanent Disability), except for a termination for Cause or a voluntary resignation by Executive without a Good Reason or pursuant to SECTION 2(a)(iii) or

2(b)(iv), and SECTION 6(b) is inapplicable to such termination, then ALC shall pay Executive a lump sum severance payment (the "SEVERANCE PAYMENT") equal to four times Executive's Base Salary.

          (b) If within one (1) year after a Change in Control of the Company, Executive gives notice of termination of employment for any reason, gives notice of non-renewal, or Executive otherwise terminates employment (other than due to Executive's death or Permanent Disability) or is terminated by the Company without Cause, ALC shall pay Executive a Severance Payment in cash equal to $4 million. In the event of a Change in Control and Executive dies or becomes Permanently Disabled within one year after such Change in Control, then the Severance Payment shall be equal to four times Executive's Base Salary.

          (c) Company shall offer to Executive the opportunity to participate in whatever Company-provided medical and dental plans exist as of the date of termination from that date for a period of three (3) years commencing Executive's date of termination, if such plans permit such participation; provided, however, in the event there is a Change in Control of the Company and Executive's employment terminates, then Executive shall not be given the opportunity to participate in any such medical and dental plans except as may otherwise be provided by law.

          (d) In the event either (a) or (b) above occurs, (i) ALC shall pay all accrued but unpaid or unused vacation, sick pay and expense reimbursement benefit, (ii) all restrictions on Executive's restricted stock shall lapse,
(iii) the exercisability of all stock options held by Executive shall accelerate and (iv) all other benefits shall vest (unless a plan governs vesting, such as the deferred compensation plan, in which event the plan's terms and conditions shall govern vesting). In the event that Executive holds stock options covered by agreements that are affected by the provisions of SECTION 6(d)(iii), Company shall promptly take such steps as are necessary to effect the amendment of such agreements to reflect such provisions. Executive acknowledges that he has been advised by his own legal counsel as to the effect of such amendments on the status of any such options as "qualified" options under the Code, the tax effect on Executive of such amendment, and the ramifications for Executive of such amendments under Section 16 of the Securities Exchange Act of 1934 and the reporting and short-swing profit provisions thereof.

          (e) In the event that Executive's employment terminates by reason of Executive's death, all benefits provided in this SECTION 6 shall be paid to Executive's estate or as Executive's executor shall direct, but payment may be deferred until Executive's executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive's jurisdiction of residence at the time of Executive's death.

          (f) Company shall make all cash payments to which Executive is entitled hereunder within thirty (30) days following the date of termination of Executive's employment or earlier, if required by applicable law.

          (g) In the event Executive has provided notice to the Company of his intent to terminate or not renew this Agreement pursuant to SECTION 2(a)(iii) OR 2(b)(iv) or

Company has provided written notice to the Executive of its intent not to renew this Agreement pursuant to SECTION 2(b)(v):

                    (i) Salary and Benefits.  The salary and other benefits to
                        -------------------
          which Executive would have otherwise been entitled shall continue through the remainder of the period of notice specified by SECTION 2(a)(iii), 2(b)(iv) OR 2(b)(v), provided that Executive is otherwise in compliance with the terms of this Agreement, unless (I) Executive subsequently terminates his employment without Good Reason or the Company terminates Executive's employment with Cause, (II) Executive is entitled to the extraordinary payment provided in SECTION 6(a) pursuant to the provisions of SECTION 6(g)(ii), or (III) Executive is entitled to the extraordinary payment provided in SECTION 6(b).

                    (ii) Section 6(a) Benefit.  Executive shall be entitled to
                         --------------------
          the extraordinary payment provided in SECTION 6(a) (unless Executive is otherwise entitled to the extraordinary payment provided by SECTION 6(b)) in the event that, subsequent to such notice, (I) Executive is terminated without Cause by the Company, (II) Executive's employment terminates due to death or Permanent Disability, or (III) Executive terminates his employment with Good Cause.

                    (iii)  Section 6(b) Benefit.  Executive shall have no rights
                           --------------------
          under SECTION 6(b); provided, however, that if Company and a third party have executed a commitment letter or agreement under which a Change in Control is to occur and such agreement was entered into prior to the Company having provided notice to Executive of its intent not to renew pursuant to SECTION 2, then Executive shall be entitled to the extraordinary payment provided in SECTION 6(b), if that Change in Control in fact occurs and Executive otherwise is entitled to those benefits as set forth in SECTION 6(b).

               (h) In the event Executive is entitled hereunder to any payments or benefits set forth in SECTION 6(a) OR (b), Executive shall have no obligation to notify Company of employment subsequent to Executive's termination or to offset Company's obligation by payments due to such employment and shall have no duty to mitigate.

               (i) The provisions for Severance Payments contained in this
SECTION 6 may be triggered only once during the term of this Agreement, so that, for instance, should Executive terminate owing to a Permanent Disability and should there thereafter be a Change in Control, then Executive would be entitled to be paid only under 6(a) and not under 6(b) as well. In addition, Executive shall not be entitled to receive severance benefits of any kind from any wholly owned subsidiary or other affiliated entity of ALC if in connection with the same event of series of events the Severance Payments provided for in this
SECTION 6 have been triggered.

               (j)  Gross-Up.
                    --------

                      (i) If it is determined that any payment, distribution or benefit received or to be received by Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or an affiliate of the Company ("PAYMENTS") would be subject to the excise tax imposed by Section 4999 of the Code (the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment (the "EXCISE TAX GROSS-UP PAYMENT") in an amount such that the aggregate amount of the Payment and Excise Tax Gross-Up Payment to be retained by Executive, after the deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this SECTION 6(j)(i) , shall be equal to the Payments. In determining this amount, the amount of the Excise tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

          (ii) All determinations required to be made under this SECTION 6 (j), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in SECTION 6(j)(i) above, shall be made by the Company's independent auditors (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the Company makes any Payments to Executive. Such determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor and, if Executive's tax advisor does not agree with such determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make such determination. All reasonable fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this
SECTION 6(J), shall be paid by the Company to Executive within five (5) days after the receipt of such determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

          (iii) As a result of the uncertainty in the application of Subsection 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-up Payment will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder ("UNDERPAYMENT").

In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to Executive payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274 (b)(2)(B) of the Code).

      (k) Company agrees to take reasonable steps to ensure that in the event Company has an obligation to perform under SECTION 6(b), Company shall have the financial ability to do so.

     7.   Indemnification.
          ---------------

          (a) ALC and Executive shall enter into an indemnification agreement in substantially the same form as that which is attached hereto as EXHIBIT "B" and incorporated herein by this reference.

          (b) ALC shall include Executive as an insured in its directors and officers insurance policy and shall provide evidence of such coverage to Executive upon Executive's written request.

     8.   Dispute Resolution.
          ------------------

          (a)    Mediation.  If a dispute arises out of or relates to this
                 ---------
Agreement or the breach of it (the "DISPUTE"), and if the Dispute cannot be settled through negotiation, the parties agree first to attempt in good faith to settle the Dispute by nonbinding mediation under the then effective rules of the Arbitration Service of Portland, Inc. (the "SERVICE") or, if the Service is no longer doing business, then under the Mediation Rules of the American Arbitration Association (the "AAA") before resorting to arbitration.

          (b)    Arbitration.  In the event the parties fail to resolve the
                 -----------
Dispute through mediation, then either party or both of them shall have the right to submit the Dispute to final and binding arbitration by the Service or, if the Service is no longer doing business, then by the American Arbitration Association. The parties agree to arbitration as an alternative to court proceedings in order (i) to obtain a prompt evidentiary hearing and an arbitrator's final award resolving any dispute, (ii) to do so expeditiously, and
(iii) to do so economically. During the arbitration proceeding, the arbitrator, in the arbitrator's sole discretion, shall have the right to grant requests for discovery of documents, the taking of depositions, and the issuance of subpoenas in accordance with Rules of the Service or AAA, whichever is applicable. Each party hereby promises to cooperate in the arbitration process to effectuate these purposes. The arbitration shall be conducted in accordance with the Rules of the Service or, if the Service is no longer doing business, then in accordance with the Rules of the AAA which are in effect at the time of the arbitration. Judgment rendered by the arbitrator may be entered in any court having competent jurisdiction in accordance with Oregon law.

          (c)  Waiver of Jury Trial.  By submitting a Dispute to mediation and
               --------------------
arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial. Accordingly, the parties hereto expressly waive the right to a jury trial.

          (d) Nonexclusive Remedy.  Notwithstanding the above provisions
              --------------------
regarding mediation and arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

      9.  Attorneys Fees.
          --------------

          (a) In the event of mediation, the parties shall bear their own attorneys fees and costs, except that the cost of mediation shall be shared equally.

          (b) In the event of arbitration, the arbitrator shall award reasonable attorneys fees and costs of the mediation and arbitration to the prevailing party, including the fees of the arbitrator, unless such award of fees and costs would be manifestly unjust for reasons set forth by the arbitrator in his written decision. In determining the amount of reasonable attorneys fees to a party, the arbitrator may take into account (i) each party's respective efforts to achieve an economical and expeditious resolution of the dispute in accordance with this SECTION; and (ii) the final settlement offers, if any, of the parties at least ten (10) calendar days prior to the commencement of the hearing. In accordance with the rules of evidence, however, settlement offers shall not be considered in relation to the merits of any Dispute that is subject to this SECTION other than the award of attorneys fees and costs.

          (c) Notwithstanding (b) above, if a suit, action or other proceeding of any nature whatsoever (including any contested matter or adversary proceeding under the U.S. Bankruptcy Code) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys, paralegals, accountants and other experts fees, and all other fees, costs and expenses actually incurred in connection therewith, as determined by the judge at trial or on appeal or review, in addition to all other amounts provided by law.

          (d) ALC agrees to reimburse Executive in an amount not to exceed $2500 for Executive's attorneys fees incurred in the negotiations for, and preparation of, this Agreement.

      10.  Notices.  All notices and other communications provided to either
           -------
party under this Agreement shall be in writing and delivered by overnight courier or other personal delivery to such party at its address set forth below its signature hereto, or at such other address as may be designated by such party in a notice to the other party. Any notice, if so delivered and properly addressed with postage prepaid, shall be deemed given when received.

      11.  Binding Effect.  This Agreement shall be binding upon and inure
           --------------
to the benefit of Executive's heirs, representatives and executors and ALC's successors and assigns, respectively.

      12.  Construction.  In construing this Agreement, if any portion of
           ------------
this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning or effect shall be given to the captions of the sections in this Agreement, which are inserted for convenience of reference only.

          13.  Headings.  The section headings hereof have been inserted for
               --------
convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

          14.  Governing Law. The provisions of this Agreement shall be
               -------------
construed and interpreted in accordance with the internal laws of the State of Oregon as at the time in effect.

          15.  Entire Agreement.  This Agreement constitutes the final and
               ----------------
entire agreement and supersedes all other prior agreements and undertakings, both written and oral, including without limitation the Prior Employment Agreement, among Executive and the Company, with respect to the subject matter hereof.

          16.  Counterpart.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

          IN WITNESS WHEREOF, this Agreement has been executed on the dates set forth below, to be effective as of the date specified in the first paragraph of this Agreement.


                                    "EXECUTIVE"


Date: 10/3, 1997                    /s/ William McBride III
                                    _____________________________________
                                    William McBride III, as an individual

                                    Home Address:
                                    _____________________________________
                                    _____________________________________


                                    "ALC OR COMPANY"

Date: 10/3, 1997                    Assisted Living Concepts, Inc.

                                    /s/ Stephen Gordon
                                    _____________________________________
                                    Stephen Gordon, Chief Financial Officer

                                    Address:
                                    9955 S.E. Washington St., Third Floor
                                    Portland, OR 97216